Exhibit 99.2

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

AutoNation Signs Multi-Year Service Agreement with Waymo

AutoNation provides strategic capabilities to maximize self-driving vehicles’ lifetime across the United States

FORT LAUDERDALE, Fla., (November 2, 2017) -AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it has partnered with Waymo, the Alphabet Inc., self-driving technology company, in a multi-year agreement to support Waymo’s autonomous vehicle program. AutoNation will offer strategic capabilities to maximize the life of Waymo’s vehicles across the United States.

AutoNation franchised stores, AutoNation USA stores and other AutoNation locations, will provide long-term vehicle maintenance and repairs for Waymo’s self-driving Chrysler Pacifica hybrid vehicle fleet, and will expand with Waymo as they add additional brands. Having served over 40 million customers and representing 33 brands, AutoNation is uniquely positioned to work with Waymo as it expands its operations. AutoNation will offer complex mechanical and cosmetic repairs to maintain Waymo’s self-driving fleet.

Mike Jackson, Chairman, CEO and President, said, “We are excited to partner with Waymo, who is a leader of self-driving technology.  AutoNation remains uniquely positioned to lead our industry towards the future of mobility, due to our brand, exceptional service and maintenance capabilities, and commitment to innovation. AutoNation and Waymo are like minded in our joint mission to keep people safe whenever they are in a vehicle.”

John Krafcik, Chief Executive Officer, Waymo, added, “AutoNation has built a reputation for providing excellent service and maintenance that makes cars safer and more reliable. Both companies have a shared vision of enhancing the in-car experience of our customers. With its compelling national footprint, modern facilities and trained technicians, AutoNation will help assure that Waymo vehicles are always in top condition as we bring fully self-driving cars to the public.”

“As a long standing partner in vehicle sales and service for our brands, FCA commends AutoNation for preparing their operations to support the maintenance and service of autonomous vehicles, including the Chrysler Pacifica Minivans produced and developed for self-driving in collaboration between FCA and Waymo,” said Sergio Marchionne Chief Executive Officer Fiat Chrysler Automobiles N.V.

About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, through its bold leadership, innovation and its comprehensive brand extensions, is transforming the automotive industry. As of September 30, 2017, AutoNation owned and operated 361 new vehicle franchises from coast to coast. AutoNation has sold over 11 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its Drive Pink initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.